Exhibit 99.1







          First Keystone Bank Announces Dennis G. Clark Appointed
               Senior Vice President and Chief Credit Officer


     Media, PA June 19, 2007 -- (BUSINESS WIRE) -- First Keystone Bank (the "Bank"), the wholly-owned subsidiary of First Keystone Financial, Inc. (NASDAQ: FKFS) (the "Company"), announced the appointment of Dennis G. Clark to Senior Vice President and Chief Credit Officer of the Bank. Mr. Clark will be responsible for overseeing the Bank's loan and credit risk review process. Mr. Clark has over twenty-five years of commercial lending experience serving at various community banks in the Bucks, Montgomery and Philadelphia Counties market, most recently at Sovereign Bank.

     Tom Kelly, President and Chief Executive Officer, said, "Dennis brings a strong credit background that solidifies the initiatives we have implemented to improve our credit underwriting process. His experience in credit risk management will contribute to the overall enhancement of our longer term financial performance. We are delighted to welcome Dennis to First Keystone."

     First Keystone Bank serves its customers from eight full-service offices in Delaware and Chester Counties, Pennsylvania.

     Certain information in this release may constitute forward-looking statements as that term is defined in the Private Securities Litigation Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those estimated due to a number of factors. Persons are cautioned that such forward-looking statements are not guarantees of future performance and are subject to various factors, which could cause actual results to differ materially from those estimated. These factors include, but are not limited to, changes in general economic and market conditions and the development of an interest rate environment that adversely affects the interest rate spread or other income from the Company's and the Bank's investments and operations. The Company does not undertake and specifically disclaims any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.



Contacts

First Keystone Financial, Inc.
Thomas M. Kelly, President and Chief Executive Officer or
Rose M. DiMarco, Chief Financial Officer
(610) 565-6210